UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2022 August 4, 2022

ENERGY FUELS INC.
(Exact name of registrant as specified in its charter)

Ontario	001-36204	98-1067994
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

225 Union Blvd., Suite 600
 Lakewood, Colorado, United States 80228
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (303) 974-2140

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common shares, no par value	UUUU	NYSE American LLC
	EFR	Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2022, Energy Fuels Inc. (the "Company") appointed Tom L. Brock to serve as the Company's Chief Financial Officer ("CFO"), effective August 8, 2022. Concurrently with Mr. Brock's appointment as CFO, David Frydenlund will cease to be the Company's CFO and will assume his appointment as the Company's Executive Vice President, Chief Legal Officer and Corporate Secretary, to take effect August 8, 2022.

Prior to joining the Company, Mr. Brock, age 50, served as Vice President and Chief Accounting Officer of Extraction Oil & Gas Inc. from August 2016 until November 2021 where he led the accounting, tax, treasury, information technology and human resource functions. Prior thereto, Mr. Brock served as Vice President and Corporate Controller of American Midstream Partners LP from July 2012 until November 2013 and as Vice President, Chief Accounting Officer and Corporate Controller from November 2013 until his resignation in August 2016. Prior to that, Mr. Brock held the position of Director of Trading and Finance with BG Group in Houston, Texas, where he controlled accounting and other functions for its marketing and trading companies beginning in July 2010. Mr. Brock began his career with KPMG LLP, where he spent 13 years holding various positions serving clients in the energy industry. Mr. Brock holds a Bachelor of Accountancy from New Mexico State University and is a Certified Public Accountant licensed in the State of Texas.

In connection with his appointment as CFO, Mr. Brock entered into an employment agreement with the Company (the "Employment Agreement") for an initial term of two years, with automatic renewal for subsequent one-year terms, unless terminated earlier. Pursuant to the terms of the Employment Agreement, Mr. Brock is entitled to an annual base salary of $340,000 ("Base Salary"). Mr. Brock will be eligible to earn year-end performance bonuses with a cash bonus opportunity equal to forty percent (40%) of his Base Salary (the "Target Cash Bonus") and an equity award opportunity equal to seventy-five percent (75%) of his Base Salary.

In the event Mr. Brock's employment is terminated by the Company without "just cause" or upon Mr. Brock becoming "Disabled," or Mr. Brock elects to resign for "Good Reason" (each, as defined in the Employment Agreement), or upon his death, he or his estate will be entitled to severance pay equal to two (2.0) times the Base Salary and the Target Cash Bonus for the full year in which the date of termination occurs (the "Severance Amount"). Further, in the event of a "Change of Control" of the Company (as defined in the Employment Agreement), Mr. Brock's employment is terminated and/or the successor entity does not assume and agree to perform all of the Company's obligations under the Employment Agreement, then Mr. Brock's employment will be deemed to have been terminated without just cause and Mr. Brock will be entitled to receive the same Severance Amount.

There are no family relationships existing between Mr. Brock and any executive officer or director of the Company. Mr. Brock is not party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

Capitalized terms used herein, but not defined, shall have the meanings given to them in the Employment Agreement. The foregoing summary of the Employment Agreement does not purport to be a complete description of the Employment Agreement and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement by and between Energy Fuels Resources (USA) Inc., Energy Fuels Inc. and Tom L. Brock dated July 11, 2022 (incorporated by reference to Exhibit 10.8 of the Company's Form 10-Q for the quarter ended June 30, 2022)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY FUELS INC.
(Registrant)

Dated: August 8, 2022	By: /s/ David C. Frydenlund David C. Frydenlund Executive Vice President, Chief Legal Officer and Corporate Secretary